Exhibit 16.1

Certified Public Accountants	Rothstein, Kass & Company, P.C. 4 Becker Farm Road Roseland, NJ 07068 tel 973.994.6666 fax 973.994.0337 www.rkco.com	Beverly Hills Dallas Denver Grand Cayman Irvine New York Roseland San Francisco Walnut Creek

January 7, 2010

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Re: International Assets Holding Corporation (Commission File No. 00023554)

We have read the statements that we understand International Assets Holding Corporation will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

Rothstein, Kass & Company, P.C.

An independent firm associated with AGN International Ltd